Exhibit 10.31(d)

SYNAPTICS INCORPORATED

PERFORMANCE STOCK UNIT INDUCEMENT AWARD AGREEMENT

This Performance Stock Unit Inducement Award Agreement (this “Agreement”) is made as of ___________, 2019, by and between Synaptics Incorporated, a Delaware corporation (the “Company”), and _____________ (the “Grantee”) pursuant to the Synaptics Incorporated 2019 Inducement Equity Plan (the “Plan”).

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan and in Exhibit A attached hereto.

2.    Grant of PSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of ___________, 2019 (the “Date of Grant”) ________ performance-based Restricted Stock Units (“PSUs”). Subject to the degree of attainment of the performance goals established for these PSUs as described in this Agreement, the Grantee may earn from 0% to 200% of the PSUs. Each PSU shall then represent the right of the Grantee to receive one share of Common Stock or its cash equivalent subject to and upon the terms and conditions of this Agreement.

3.    Restrictions on Transfer of PSUs. Subject to Section 11 of the Plan, neither the PSUs evidenced hereby nor any interest therein or in the Common Stock underlying such PSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.    Vesting of PSUs.

(a)	Subject to the terms and conditions of this Agreement, the PSUs covered by this Agreement shall be subject to performance and service based vesting conditions.

(i)

Performance Condition. The number of PSUs that satisfy the Performance Condition (the “Earned PSUs”) will be based on the Company’s achievement of certain performance goals during the Performance Period, as described on Exhibit A, and may range between 0% and 200% of the target number of PSUs set forth in this Agreement and in Exhibit A.

(ii)	Service Condition. A portion of the Earned PSUs will vest on each of the following dates, subject to the Grantee’s continuous employment through each such date:

[VESTING DATE 1]: [PERCENTAGE OF EARNED PSUS]

[VESTING DATE 2]: [PERCENTAGE OF EARNED PSUS]

[VESTING DATE 3]: [PERCENTAGE OF EARNED PSUS]

Any PSUs that do not vest in accordance with this Section 4 will be forfeited, including if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the applicable service based vesting date, provided above. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)	Treatment of PSUs Upon a Change in Control.

(i)

Notwithstanding Section 4(a) above, if at any time before the end of the Performance Period and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the target number of PSUs shall be deemed to have satisfied the Performance Condition and shall be considered “Earned PSUs” for purposes of this Agreement, and the Performance Period shall be deemed completed as of immediately prior to the closing of the Change in Control.

(ii)

If, in connection with a Change in Control, a Replacement Award is provided to the Grantee to continue, replace or assume any Earned PSUs, such Replacement Award shall remain outstanding and will vest thereafter pursuant to the service based vesting schedule in Section 4(a). If, however, a Replacement Award is not provided in respect of such Earned PSUs, then the Earned PSUs shall become fully vested and nonforfeitable immediately prior to and contingent upon the consummation of the Change in Control.

(c)

If the Grantee is subject to the Company’s Change of Control Severance Policy for Principal Executive Officers (the “CiC Severance Policy”) and experiences a qualifying termination that provides for accelerated vesting under the CiC Severance Policy during the “Change of Control Period” (as defined in the CiC Severance Policy), then (i) notwithstanding anything in this Agreement to the contrary, the Vesting Date (as defined below) for the PSUs shall be the later of (A) the date of such qualifying termination and (B) the “Effective Date” (as defined in the CiC Severance Policy) and (ii) the target number of PSUs will be deemed to have satisfied the Performance Condition as of such Vesting Date.

5.    Form and Time of Payment of PSUs.

(a)

Payment for the PSUs, after and to the extent they have satisfied both the Performance Condition and the service based vesting condition in Section 4(a) (such date, the “Vesting Date”), shall be made in the form of Common Stock or the cash equivalent. Except as provided in Section 5(b), payment shall be made within sixty (60) days following the Vesting Date attributable to such PSUs.

(b)

Notwithstanding Section 5(a), to the extent that the PSUs become vested on the date of a Change in Control, Grantee will receive payment for vested PSUs in shares of Common Stock on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 5(a).

(c)

Except to the extent provided by Section 409A of the Code and permitted by the Committee, no shares of Common Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(d)

The Company’s obligations to the Grantee with respect to the PSUs that become vested in accordance with Section 4 will be satisfied in full upon the issuance of Common Stock corresponding to such PSUs.

6.    Dividend Equivalents; Voting and Other Rights.

(a)

The Grantee shall have no rights of ownership in the Common Stock underlying the PSUs and no right to vote the Common Stock underlying the PSUs until the date on which the Common Stock underlying the PSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)

Upon the payment of vested PSUs in accordance with Section 5 above, the Grantee shall receive additional shares of Common Stock or cash, as applicable, equal in value to the accrued dividend equivalents. The amount of dividend equivalents for each vested PSU shall equal the dividends paid on one share of Common Stock for each dividend whose record date occurs during the period between the Date of Grant and the payment of the vested PSUs in accordance with Section 5 above.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The PSUs and the number of shares of Common Stock issuable for each PSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 8 of the Plan.

8.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold from the shares of Common Stock required to be delivered to the Grantee under this Agreement, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Grantee’s estimated tax obligations attributable to the applicable transaction.

9.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.    Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the PSUs.

11.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12.    No Right to Future Awards or Employment. The grant of the PSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.    Relation to Plan and Compensation Recovery Policy. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the applicable terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

17.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.    Acknowledgement and Complete Agreement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

SYNAPTICS INCORPORATED

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name:

EXHIBIT A

PERFORMANCE PERIOD AND PERFORMANCE CONDITIONS

(See attached)